Exhibit 10.1

TAX RECEIVABLE AGREEMENT

by and among

GOHEALTH, INC.

GOHEALTH HOLDINGS, LLC

and

THE SEVERAL TRA HOLDERS (AS DEFINED HEREIN)

FROM TIME TO TIME PARTY HERETO

Dated as of July [🌑], 2020

i

Exhibits

Exhibit A    - Form of Joinder Agreement

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of July [ 🌑 ], 2020, is hereby entered into by and among GoHealth, Inc., a Delaware corporation (the “Corporation”), GoHealth Holdings, LLC, a Delaware limited liability company (“GoHealth Holdings”), CB Blizzard Co-Invest Holdings, L.P., a Delaware limited partnership (“CB Blizzard”), CCP III AIV VII Holdings L.P., a Delaware limited partnership (“CCP III AIV”, and together with CB Blizzard, the “Blocker Shareholders”) and each of the Members (as defined herein) from time to time party hereto (collectively with the Blocker Shareholders, the “TRA Holders”).

RECITALS

WHEREAS, GoHealth Holdings is treated as a partnership for U.S. Federal income tax purposes;

WHEREAS, immediately prior to the consummation of the IPO and the Blocker Mergers (as defined herein), GoHealth Holdings entered into the Operating Agreement (as defined herein) wherein GoHealth Holdings recapitalized all existing ownership interests in GoHealth Holdings into membership interests in the form of Units (as defined herein) (the “Recapitalization”);

WHEREAS, each of the members of GoHealth Holdings as of the date hereof (such members (other than the Corporation), together with each other Person who becomes party hereto by satisfying the Joinder Requirement, the “Members”) own Units;

WHEREAS, the Corporation is the managing member of GoHealth Holdings;

WHEREAS, CCP III Blizzard Feeder, LLC, a Delaware limited liability company (the “Blocker Corporation”), is treated as an association taxable as a corporation for U.S. Federal income tax purposes and immediately prior to the consummation of the IPO (as defined herein) all of the equity interests of Blocker Corporation were owned by the Blocker Shareholders;

WHEREAS, immediately prior to the consummation of the IPO and following the Recapitalization, the Blocker Corporation purchased, pursuant to certain Purchase and Sale Agreements dated on or about the date hereof, by and among the Blocker Corporation, Blizzard Aggregator, LLC and the Sellers (as such term is defined in such Purchase and Sale Agreements) party thereto, certain rights to payments and distributions in respect of GoHealth Holdings from the Sellers in exchange for certain contingent promissory notes (the “Contingent Notes”) in favor of each such Seller;

WHEREAS, pursuant to the Agreement and Plan of Merger dated on or about the date hereof, by and among the Corporation, the Blocker Corporation, GoHealth Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation, (“Merger Sub”) and the Blocker Shareholders, (i) Merger Sub merged with and into the Blocker Corporation with the Blocker Corporation as the surviving entity (the “First Merger”), (ii) in connection with the First Merger, the Blocker Shareholders’ interests in the Blocker

Corporation were automatically converted into a right to receive shares of the Corporation’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”) and cash to be paid immediately after the consummation of the IPO and (iii) immediately after the First Merger, the Blocker Corporation merged with and into the Corporation with the Corporation as the surviving entity (the “Second Merger”, and together with the First Merger, the “Blocker Mergers”);

WHEREAS, on the date hereof, the Corporation issued shares of its Class A Common Stock in an initial public offering of its Class A Common Stock (the “IPO”);

WHEREAS, immediately following the consummation of the IPO, the Corporation acquired newly issued Units from GoHealth Holdings using the net proceeds from the IPO (the “Unit Purchase”);

WHEREAS, immediately following the consummation of the Unit Purchase, GoHealth Holdings used a portion of the net proceeds from the IPO received in connection with the Unit Purchase to redeem certain of the Units held by the Members (the “IPO Unit Redemption”);

WHEREAS, as a result of the Blocker Mergers, the Corporation will obtain the benefit of the Blocker Transferred Basis (as defined herein) with respect to its share of the Reference Assets (as defined herein) relating to the Units acquired by the Corporation in connection with the Blocker Mergers (the “Blocker Acquired Units”);

WHEREAS, as a result of the IPO, the Corporation will obtain the benefit of the Existing Basis (as defined herein) with respect to its share of the Reference Assets relating to the Units acquired in the Unit Purchase;

WHEREAS, the Operating Agreement (as defined herein) provides each Member a redemption right pursuant to which each Member may cause GoHealth Holdings to redeem all or a portion of its Units from time to time for shares of Class A Common Stock or, at the Corporation’s option, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock for such Units between the Corporation and the applicable Member in lieu of such a Redemption (a “Direct Exchange”);

WHEREAS, GoHealth Holdings and each of its Subsidiaries (as defined herein) that is treated as a partnership for U.S. Federal income tax purposes will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange (as defined herein) occurs, which election will cause any such Exchange to result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by GoHealth Holdings and such Subsidiaries; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Tax Attributes (as defined herein) and the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verbified forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all state and local Covered Taxes.

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by the Corporation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b).

“Amount Realized” means, with respect to any Exchange at any time, the sum of (i) the Market Value of the shares of Class A Common Stock or the amount of cash (as applicable) transferred to a Member pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities allocated to the Units acquired pursuant to the Exchange under Section 752 of the Code.

“Assumed State and Local Tax Rate” means the tax rate equal to the product of (i) the Corporation’s income tax apportionment factor for each state and local jurisdiction in which the Corporation files income or franchise tax returns for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which the Corporation files income tax returns for each relevant Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit calculated as the product of (A) the Corporation’s marginal U.S. Federal income tax rate for the relevant Taxable Year and (B) the Assumed State and Local Tax Rate (without regard to this proviso)).

“Attributable” is defined in Section 3.1(b)(i).

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets under Section 732, 734(b), 743(b) or 1012 of the Code (or any similar provisions of state, local or foreign tax Law) as a result of any Exchange or any payment made under this Agreement. For purposes of determining the Corporation’s proportionate share of the tax basis of the Reference Assets with respect to the Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of state, local or foreign tax Law), the consideration paid by the Corporation for such Units shall be the Amount Realized. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units is to be determined as if any Pre-Exchange Transfer of such Units had not occurred.

“Basis Schedule” is defined in Section 2.2.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Blocker Acquired Units” is defined in the recitals to this Agreement.

“Blocker Corporation” is defined in the recitals to this Agreement.

“Blocker Shareholders” is defined in the preamble to this Agreement.

“Blocker Transferred Basis” means (i) the Corporation’s proportionate share (determined by reference to the Blocker Corporation’s pro rata share in accordance with percentage interest of Units held immediately after the Recapitalization and prior to the Blocker Mergers and the IPO) of the GoHealth Holdings Group’s tax basis in the Reference Assets that are amortizable under Section 197 of the Code and reported as amortizable on IRS Form 4562 for U.S. Federal income tax purposes (without taking into account Section 704(c) of the Code) corresponding to the Blocker Acquired Units acquired by the Corporation in the Blocker Mergers and (ii) any increase or decrease to such tax basis referred to in clause (i) under Section 743(b) of the Code (or any similar provision of state, local or foreign tax Law) as a result of (A) the Blocker Mergers, calculated, for the avoidance doubt, without regard to any increase or decrease to such tax basis under Section 743(b) of the Code as a result of any transaction in respect of the Blocker Acquired Units occurring prior the Blocker Mergers pursuant to Treasury Regulations Section 1.743-1(f) and (B) any payment under the Contingent Notes.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Centerbridge” means Blizzard Aggregator, LLC, a Delaware limited liability company, CB Blizzard, CCP III AIV and each of their respective Permitted Transferees.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act but excluding any (A) employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) or (B) “person” or “group” who, on the date of the consummation of the IPO, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than 50% of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote;

(ii) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of GoHealth Holdings); or

(iii) the Corporation ceases to be the sole managing member of GoHealth Holdings.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Common Stock” is defined in the recitals to this Agreement.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Contingent Notes” is defined in the recitals to this Agreement.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

“Covered Taxes” means any U.S. Federal, state and local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest imposed in respect thereof under applicable Law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Default Rate” means LIBOR plus 500 basis points.

“Default Rate Interest” is defined in Section 5.2.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of state, local or foreign tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.7(a).

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.

“Early Termination Notice” is defined in Section 4.2(a).

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Reference Date” is defined in Section 4.2(b).

“Early Termination Schedule” is defined in Section 4.2(b).

“Exchange” means (i) any Direct Exchange, (ii) any Redemption, (iii) any transaction using proceeds from the IPO or the Over-Allotment Option (as defined in the Operating Agreement), including the IPO Unit Redemption, that results in a Basis Adjustment or (iv) any distribution (including a deemed distribution) by GoHealth Holdings to a Member that results in a Basis Adjustment.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Exchange Basis” means the Corporation’s proportionate share of the GoHealth Holding Group’s tax basis in the Reference Assets that are amortizable under Section 197 of the Code and reported as amortizable on IRS Form 4562 for U.S. Federal income tax purposes (without taking into account Section 704(c) of the Code) arising from an Exchange.

“Exchange Date” means the date of any Exchange.

“Existing Basis” means (i) the Corporation’s proportionate share of the GoHealth Holdings Group’s tax basis in the Reference Assets (other than the Blocker Transferred Basis) held by the GoHealth Holdings Group at the time of the IPO that are amortizable under Section 197 of the Code and reported as amortizable on IRS Form 4562 for U.S. Federal income tax purposes (without taking into account Section 704(c) of the Code) corresponding to (A) the Units acquired by the Corporation in the Unit Purchase at the time of the IPO or (B) any Units acquired by the Corporation after the IPO (other than any Units acquired (or deemed acquired) by the Corporation in connection with a Redemption, Direct Exchange or other transaction treated as a direct purchase of Units by the Corporation from a Member pursuant to Section 707(a)(2)(B) of the Code) (such acquisition of Units, a “Subsequent Capital Contribution”) and (ii) any increase or decrease (if any) to such tax basis referred to in clause (i) under Section 732, 734(b), 743(b) or 1012 of the Code (or any similar provisions of state, local or foreign tax Law) as a result of the entry into this Agreement and any such Unit acquisition.

“Expert” is defined in Section 7.8(a).

“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).

“GoHealth Holdings” is defined in the preamble to this Agreement.

“GoHealth Holdings Group” means GoHealth Holdings and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding any such Subsidiary that is directly or indirectly held by any entity treated as a corporation for applicable tax purposes (other than the Corporation)).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of the Corporation but (i) calculating depreciation, amortization or other similar deductions, or otherwise calculating any items of income, gain or loss, using the Corporation’s proportionate share of (A) the Non-Blocker Transferred Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year, (B) the Non-Existing Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year, (C) the

Non-Exchange Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year and (D) the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year and (ii) excluding any deduction attributable to Imputed Interest for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i) or (ii) of the previous sentence.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of state, local or foreign tax Law with respect to the Corporation’s payment obligations under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.

“Interest Amount” is defined in Section 3.1(b)(vi).

“IPO” is defined in the recitals to this Agreement.

“IPO Unit Redemption” is defined in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.5(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“LIBOR” means, during any period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars for a period of one month (for delivery on the first day of such period), as published on the applicable Reuters screen page (or such other commercially available source providing quotations of such rate as may be designated by the Corporation from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such period.

“Market Value” means the Common Unit Redemption Price, as defined in the Operating Agreement.

“Material Breach” means the (i) material breach by the Corporation of a material obligation under this Agreement or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.

“Members” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset of the GoHealth Holdings Group at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-Blocker Transferred Basis” means, with respect to any Reference Asset at the time of the Blocker Mergers that is amortizable under Section 197 of the Code and reported as amortizable on IRS Form 4562 for U.S. Federal income tax purposes, the tax basis that such Reference Asset would have had if the Blocker Transferred Basis at the time of the Blocker Mergers was equal to zero.

“Non-Exchange Basis” means, with respect to any Reference Asset at the time of an Exchange that is amortizable under Section 197 of the Code and reported as amortizable on IRS Form 4562 for U.S. Federal income tax purposes, the tax basis that such Reference Asset would have had if the Exchange Basis at the time of such Exchange was equal to zero.

“Non-Existing Basis” means, with respect to any Reference Asset at the time of the IPO that is amortizable under Section 197 of the Code and reported as amortizable on IRS Form 4562 for U.S. Federal income tax purposes, the tax basis that such Reference Asset would have had if the Existing Basis at the time of the IPO (or, in the case of any adjustments as a result of the Unit Purchase and the entry into this Agreement, at the time of the Unit Purchase) or a Subsequent Capital Contribution, as applicable was equal to zero.

“NVX Holdings” means NVX Holdings, Inc., a Delaware corporation, and its Permitted Transferees.

“Objection Notice” is defined in Section 2.4(a)(ii).

“Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of GoHealth Holdings, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Permitted Transferee” means a holder of Units pursuant to any transfer of such Units permitted by the Operating Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (or deemed transfer) of one or more Units (i) that occurs after the consummation of the IPO but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies, excluding the IPO Unit Redemption.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv).

“Realized Tax Detriment” is defined in Section 3.1(b)(v).

“Recapitalization” is defined in the recitals to this Agreement.

“Reconciliation Dispute” is defined in Section 7.8(a).

“Reconciliation Procedures” is defined in Section 7.8(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any asset of any member of the GoHealth Holdings Group on the relevant date of determination under this Agreement (including at the time of an Exchange, the Blocker Mergers and the IPO, as applicable). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, (iii) an Early Termination Schedule and (iv) any Amended Schedule.

“Senior Obligations” is defined in Section 5.1.

“Subsequent Capital Contribution” is defined in the definition of Existing Basis.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.

“Tax Attributes” means the (i) Blocker Transferred Basis, (ii) Existing Basis, (iii) Exchange Basis, (iv) Basis Adjustments and (v) Imputed Interest; provided that it is intended that the provisions of this Agreement will not result in duplication among the respective Tax Attributes, and the definitions of each such Tax Attribute shall be consistently interpreted and applied in accordance with that intent.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the closing date of the IPO.

“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“TRA Holder” is defined in the preamble to this Agreement.

“TRA Holder Approval” means written approval by TRA Holders whose rights under this Agreement are attributable to at least 50% of the Units outstanding (excluding any Units held by the Corporation) immediately after the Unit Purchase (as appropriately adjusted for any subsequent changes to the number of outstanding Units). For purposes of this definition, a TRA Holder’s rights under this Agreement shall be attributed to Units as of the time of a determination of TRA Holder Approval. For the avoidance of doubt, (i) an Exchanged Unit shall be attributed only to the TRA Holder entitled to receive Tax Benefit Payments with respect to such Exchanged Unit (i.e., the TRA Holder who Exchanged the Unit or the assignee of such TRA Holder’s rights hereunder) and (ii) an outstanding Unit that has not been Exchanged shall be attributed only to the TRA Holder (or, if applicable, the assignee of its rights hereunder) entitled to receive Tax Benefit Payments upon the Exchange of such Unit.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Unit Purchase” is defined in the recitals to this Agreement.

“Units” means Common Units, as defined in the Operating Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(i) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Tax Attributes during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii) the U.S. Federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law and the combined U.S. state and local income tax rates shall be the Assumed State and Local Tax Rate;

(iii) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, that the combined tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate;

(iv) any loss carryovers or carrybacks generated by any Tax Attributes (including any Basis Adjustments or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the date of the Early Termination Schedule will be used by the Corporation ratably in each of the 5 consecutive Taxable Years beginning with the Taxable Year that includes the date of the Early Termination Schedule (but, in the case of any such carryover or carryback that has less than 5 remaining Taxable Years, ratably through the scheduled expiration date of such carryover or carryback) (by way of example, if on the date of the Early Termination Schedule the Corporation had $100 of net operating losses, $20 of such net operating losses would be used in each of the 5 consecutive Taxable Years beginning in the Taxable Year of such Early Termination Schedule);

(v) any non-amortizable assets will be disposed of on the fifteenth anniversary of the earlier of (A) the applicable Exchange (in the case of Basis Adjustments or Exchange Basis) or the date of the IPO (in the case of Blocker Transferred Basis and Existing Basis) and (B) the Early Termination Effective Date;

(vi) if, on the Early Termination Effective Date, any Member has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such Member had such Units actually been Exchanged on the Early Termination Effective Date;

(vii) any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and

(viii) with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid.

“Voluntary Early Termination” is defined in Section 4.2(a)(i).

SECTION 1.2. Rules of Construction. Unless otherwise specified herein:

(a) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.

(iii) References to dollars or “$” refer to the lawful currency of the U.S.

(iv) The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.

(v) The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.

(vi) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

Determination of Realized Tax Benefit

SECTION 2.1. Basis Adjustments; GoHealth Holdings 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that (i) each Redemption and the IPO Unit Redemption shall be treated as a direct purchase of Units by the Corporation from the applicable Member pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state, local or foreign tax Law) (i.e., equivalent to a Direct Exchange) and (ii) each Exchange will give rise to Basis Adjustments.

(b) GoHealth Holdings Section 754 Election. The Corporation shall cause GoHealth Holdings and each of its Subsidiaries that is treated as a partnership for U.S. Federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year. The Corporation shall take commercially reasonable efforts to cause each Person in which GoHealth Holdings owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year.

SECTION 2.2. Basis Schedules. Within 150 calendar days after the filing of the U.S. Federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Holders a schedule showing, in reasonable detail, (a) the Blocker Transferred Basis of the Reference Assets in respect of such TRA Holder, (b) the Existing Basis of the Reference Assets in respect of such TRA Holder, (c) the Non-Exchange Basis of the Reference Assets in respect of such TRA Holder as of each applicable Exchange Date, (d) Non-Adjusted Tax Basis of the Reference Assets as of each applicable Exchange Date, (e) the Exchange Basis and the Basis Adjustments to the Reference Assets for such Taxable Year, calculated (i) in the aggregate and (ii) solely with respect to each applicable TRA Holder, (f) the periods over which the Reference Assets are amortizable or depreciable and (g) the period over which the Blocker Transferred Basis, the Existing Basis, the Exchange Basis and the Basis Adjustments are amortizable or depreciable (such schedule, a “Basis Schedule”). A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

SECTION 2.3. Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within 150 calendar days after the filing of the U.S. Federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the TRA Holders a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Tax Attributes, as determined using a “with and without” methodology described in Section 2.4(a). Carryovers or carrybacks of any tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state, local and foreign tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Tax Attribute (a “TRA Portion”) and another portion that is not attributable to any Tax Attribute (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. Except with respect to the portion of any Payment attributable to Imputed Interest and the portion of any Payment attributable to Existing Basis, all Tax Benefit Payments and payments of Default Rate Interest attributable to the Exchange Basis or Basis Adjustments will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for the Corporation beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year and into future Taxable Years, as appropriate. The Parties agree that, except with respect to the portion attributable to Imputed Interest, all Tax Benefit Payments attributable to Blocker Transferred Basis will be treated as non-qualifying property or money received in connection with the Blocker Mergers for purposes of Section 356 of the Code.

SECTION 2.4. Procedures; Amendments.

(a) Procedures. At any time at least 90 calendar days before a Schedule is due, the TRA Holders may, by written notice, require the Corporation to retain and cause the Advisory Firm to prepare all subsequently due Schedules necessitated by this Agreement. Each time the Corporation delivers a Schedule to the TRA Holders under this Agreement, the Corporation shall, with respect to such Schedule, also (i) deliver to the TRA Holders supporting schedules and work papers, as determined by the Corporation or as reasonably requested by any TRA Holder, that provide a reasonable level of detail regarding relevant data and calculations and (ii) allow the TRA Holders and their advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by the TRA Holders, at the Corporation or the Advisory Firm in connection with a review of relevant information. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Holders, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculations of the Actual Tax Liability for the relevant Taxable Year and the Hypothetical Tax Liability for such Taxable Year, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. A Schedule will become final and binding on the TRA Holders 30 calendar days from the date on which the TRA Holders first received the applicable Schedule unless a TRA Holder, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such TRA Holder’s material objection (an “Objection Notice”). If the Parties, for any reason, are unable to resolve the issues raised in such Objection Notice within 30 calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the applicable TRA Holder shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.

(b) Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the TRA Holders, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the applicable TRA Holders within 30 calendar days of the occurrence of an event referred to in any of clauses (i) through (v) of the preceding sentence, and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a).

ARTICLE III

Tax Benefit Payments

SECTION 3.1. Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is 3 Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant TRA Holder the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Holder. For the avoidance of doubt, no TRA Holder shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such TRA Holder.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Holder means an amount equal to the sum of the Net Tax Benefit that is Attributable to such TRA Holder and the Interest Amount. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. Federal income tax payments.

(i) Attributable. A Net Tax Benefit is “Attributable” to a TRA Holder with respect to any Tax Attribute under the following principles:

(A) any Blocker Transferred Basis is Attributable to the Blocker Shareholders in accordance with such Blocker Shareholders’ proportionate ownership of the total equity interests of the Blocker Corporation immediately prior to the Blocker Mergers;

(B) any Existing Basis shall be determined separately with respect to each Member and is Attributable to a Member based on such Member’s relative pro rata share in accordance with percentage interest of Units held immediately after the Recapitalization and prior to the IPO Unit Redemption and the IPO or, in the case of a Subsequent Capital Contribution, immediately prior to such Subsequent Capital Contribution;

(C) any Exchange Basis, Basis Adjustment and Imputed Interest shall be determined separately with respect to each Member and each Exchange undertaken by or with respect such Member in an amount equal to the total Exchange Basis, Basis Adjustments and Imputed Interest relating to the Units Exchanged by or with respect to such Member.

(ii) Net Tax Benefit. The “Net Tax Benefit” with respect to a TRA Holder for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such TRA Holder as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such TRA Holder under this Section 3.1 (excluding payments attributable to Interest Amounts).

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Interest Amount. The “Interest Amount” in respect of a TRA Holder equals interest on the unpaid amount of the Net Tax Benefit with respect to such TRA Holder for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. Federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the TRA Holder is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.

(vii) The TRA Holders acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. Federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless the applicable TRA Holder notifies the Corporation otherwise, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) (A) with respect to the Blocker Mergers (including amounts payable to the Blocker Shareholder pursuant to this Agreement) shall not exceed sum of (I) the value of the Class A Common Stock delivered to the Blocker Shareholders in the Blocker Mergers on the closing date of such Blocker Mergers, (II) the amount of cash, if any, delivered to the Blocker Shareholders in the Blocker Mergers plus (III) 40% of Blocker Transferred Basis, and the aggregate Payments under this Agreement to such Blocker Shareholders (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (III) and (B) with respect to any transfer of Units by a Member pursuant to an Exchange shall not exceed the sum of (I) the value of the Class A Common Stock or the amount of cash delivered to the Member, in each case, in the Exchange plus (II) 65% of all Basis Adjustments arising from such Exchange, and the aggregate Payments under this Agreement to such Member (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (II).

SECTION 3.2. No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount that may be required under this Agreement, and the provisions hereunder shall be consistently interpreted and applied in accordance with that intent.

SECTION 3.3. Pro-Ration of Payments as Between the TRA Holders.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Tax Attributes (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the TRA Holders in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had sufficient taxable income. For example, if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Tax Attributes in a particular Taxable Year (with $50 of such Covered Tax benefits Attributable to TRA Holder A and $150 Attributable to TRA Holder B), such that TRA Holder A would have been entitled to a Tax Benefit Payment of $42.50 and TRA Holder B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient actual taxable income, and if the Corporation instead had insufficient actual taxable income in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to TRA Holder A and $75 would be allocated to TRA Holder B, such that TRA Holder A would receive a Tax Benefit Payment of $21.25 and TRA Holder B would receive a Tax Benefit Payment of $63.75.

(b) Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each TRA Holder pro rata in line with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all TRA Holders in respect of all prior Taxable Years have been made in full.

ARTICLE IV

Termination

SECTION 4.1. Early Termination of Agreement; Acceleration Events.

(a) Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement, as and to the extent provided herein, by paying in full each and every TRA Holder the Early Termination Payment (along with any applicable Default Rate Interest) due to such TRA Holder.

(b) Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein.

(c) Acceleration upon Breach of Agreement. In the event of a Material Breach, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable Default Rate Interest) within 30 calendar days of the applicable Final Payment Date shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is 30 calendar days after the relevant Final Payment Date because the Corporation (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and cannot take commercially reasonable actions to obtain, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue for the benefit of the TRA Holders, (B) the Corporation shall promptly (and in any event, within 3 Business Days) pay the entirety of the unpaid amount (along with any applicable Default Rate Interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment and (C) the failure of the Corporation to do so will constitute a Material Breach; provided further that that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). It shall be a Material Breach if the Corporation makes any distribution of cash or other property (other than shares of Class A Common Stock) to its stockholders or uses cash or other property to repurchase any capital stock of the Corporation (including Class A Common Stock), in each case before all Tax Benefit Payments (along with any applicable Default Rate Interest) have been paid for any Taxable Year that has ended. The Corporation shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.

(d) In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon the Corporation’s payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to each TRA Holder, the Corporation shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments (along with any applicable Default Rate Interest) in respect of any Taxable Year ending prior to the Early Termination Effective Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs with respect to Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

SECTION 4.2. Early Termination Notice.

(a) If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control occurs or (iii) a Material Breach occurs, the Corporation shall, in each case, deliver to the TRA Holders a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid.

(b) The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control or Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”.

SECTION 4.3. Payment upon Early Termination.

(a) Timing of Payment. By the date that is 3 Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each TRA Holder an amount equal to the Early Termination Payment applicable to such TRA Holder. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the applicable TRA Holder.

(b) Amount of Payment. The “Early Termination Payment” payable to a TRA Holder pursuant to Section 4.3(a) shall equal the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such TRA Holder, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each TRA Holder in accordance with this Agreement, regardless of whether a TRA Holder has Exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE V

Subordination and Late Payments

SECTION 5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the TRA Holders under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of secured indebtedness for borrowed money of the Corporation (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Corporation that are not Senior Obligations.

SECTION 5.2. Late Payments by the Corporation. The amount of any Payment not made to any TRA Holder by the applicable Final Payment Date shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such TRA Holder.

ARTICLE VI

Tax Matters; Consistency; Cooperation

SECTION 6.1. Participation in the Corporation’s and GoHealth Holdings’ Tax Matters. Except as otherwise provided herein or in Article IX of the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and GoHealth Holdings, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, (i) the Corporation shall notify the relevant TRA Holders of, and keep them reasonably informed with respect to, the portion of any audit by any Taxing Authority of the Corporation, GoHealth Holdings or any of GoHealth Holdings’ Subsidiaries, the outcome of which is reasonably expected to materially affect such TRA Holders’ rights and obligations under this Agreement and (ii) the Corporation shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonably expected to materially and adversely affect the TRA Holders’ rights and obligations under this Agreement without the consent of Centerbridge and NVX Holdings, such consent not to be unreasonably withheld, conditioned or delayed, and (iii) Centerbridge and NVX Holdings shall have the right to participate in and to monitor at their own expense (but, for the avoidance of doubt, not to control) any such issue in any such Tax audit. If Centerbridge or NVX Holdings fails to respond to any notice with respect to the settlement of any such issue within fifteen (15) days of its receipt of the applicable notice, Centerbridge or NVX Holdings, as applicable, shall be deemed to have consented to the proposed settlement or other disposition. To the extent there is a conflict between this Agreement and the Operating Agreement as it relates to tax matters concerning Covered Taxes and the Corporation and GoHealth Holdings, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control.

SECTION 6.2. Consistency. Except upon the written advice of the Advisory Firm, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and GoHealth Holdings on their respective Tax Returns. Each TRA Holder shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such TRA Holder, except as otherwise required by Law. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the TRA Holders shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by Law or unless the Corporation and all of the TRA Holders agree to the use of other procedures and methodologies.

SECTION 6.3. Cooperation.

(a) Each TRA Holder shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of GoHealth Holdings or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter.

(b) The Corporation shall reimburse the TRA Holders for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

ARTICLE VII

Miscellaneous

SECTION 7.1. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and (i) delivered personally, (ii) sent by e-mail or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Corporation, to:

GoHealth, Inc.

214 West Huron St.

Chicago, Illinois 60654

Attn:          Chief Legal Officer

with a copy (which shall not constitute notice to the Corporation) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:          Ian D. Schuman

Facsimile: (212) 751-4864

E-mail:####@lw.com

If to Centerbridge or the Blocker Shareholders, to:

c/o Centerbridge Partners, L.P.

375 Park Avenue, 11th Floor

New York, New York 10152

Attn:          Office of the General Counsel

E-mail:      ####@centerbridge.com

If to NVX Holdings, to:

214 West Huron St.

Chicago, Illinois 60654

Attn: General Counsel

E-mail: ####@gohealth.com

with copies (which shall not constitute notice to NVX Holdings) to:

Clinton Jones

####

####

E-mail:####@gohealth.com

and

Brandon Cruz

####

####

E-mail:####@gohealth.com

If to any other TRA Holder, to the address and e-mail address specified on such TRA Holder’s signature page to the applicable Joinder.

Any Party may change its address, fax number or e-mail address by giving each of the other Party written notice thereof in the manner set forth above.

SECTION 7.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the TRA Holders and delivered to the other TRA Holders, it being understood that all TRA Holders need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.3. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions hereunder shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

SECTION 7.5. Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No TRA Holder may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such TRA Holder’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”);

provided, that Centerbridge’s and NVX Holdings’ approval and consent rights described in Section 6.1 shall not be transferrable or assignable to any Person (other than Permitted Transferees) without the prior written consent of the Corporation, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if any Member sells, exchanges, distributes or otherwise transfers Units to any Person (other than the Corporation or GoHealth Holdings) in accordance with the terms of the Operating Agreement, such Member shall have the option to assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units; provided that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a Member transfers Units in accordance with the terms of the Operating Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person without TRA Holder Approval (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation with TRA Holder Approval; provided that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors; provided further that, to the extent any amendment would materially, adversely and disproportionately affect a TRA Holder with respect to any rights under this Agreement, such amendment shall require the written approval of such affected TRA Holder. In the event that LIBOR ceases to be available, the Parties will negotiate in good faith to amend this Agreement to replace LIBOR with a mutually acceptable successor rate.

(c) Successors. Except as provided in Section 7.5(a), all of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 7.6. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.7. Resolution of Disputes; Governing Law.

(a) Except for Reconciliation Disputes subject to Section 7.8, any and all disputes which cannot be settled after good faith negotiation within 30 calendar days, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.7 or Section 7.8) (each, a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by the majority vote of a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the TRA Holders that are party to such Dispute shall designate one arbitrator, in each case in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. In addition to monetary damages, the arbitrators shall be empowered and permitted to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrators are not empowered to award damages in excess of compensatory damages, and each TRA Holder hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any award shall be the sole and exclusive remedy between the TRA Holders regarding any claims, counterclaims, issues or accounting presented to the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(b) Notwithstanding the provisions of paragraph (a) above, any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraphs (c) and (d) of this Section 7.7 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions hereunder would be difficult to calculate and that remedies at law would be inadequate.

(c) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of New York, without giving effect to the conflict of laws rules thereof. Subject to this Section 7.7 and Section 7.8, the Parties agree that any suit or proceeding in connection with, arising out of or relating to this Agreement shall be instituted only in a New York state court (or U.S. Federal court) located in New York, New York, and the Parties, for the purpose of any such suit or proceeding, irrevocably consent and submit to the exclusive personal jurisdiction and venue of any such court in any such suit or proceeding. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(d) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7(b) or 7.7(c) and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(f) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITH THE ADVICE OF ITS COUNSEL, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING, WHETHER A CLAIM, COUNTERCLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 7.8. Reconciliation Procedures.

(a) In the event that the Corporation and any TRA Holder are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable TRA Holders shall, within 15 calendar days of the commencement of a Reconciliation Dispute, mutually select a nationally recognized expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such TRA Holder agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such TRA Holder or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such 15 calendar-day time period, the selection of an Expert shall be treated as a Dispute subject to Section 7.7 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) a Basis Schedule, Early Termination Schedule or an amendment to either within 30 calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.8(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 or a Dispute within the meaning of Section 7.7 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.7.

(b) Subject to the next sentence, the applicable Parties shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Holder’s position, in which case the Corporation shall reimburse the TRA Holder for any reasonable and documented out-of-pocket costs and expenses in such proceeding or (ii) the Expert adopts the Corporation’s position, in which case the TRA Holders shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation.

SECTION 7.9. Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any TRA Holder pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Holder in respect of whom the deduction and withholding was made. Each TRA Holder shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law.

SECTION 7.10. Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of state, local or foreign tax Law, then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporation or any member of the GoHealth Holdings Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. Federal income tax purposes (with which, in the case of the Corporation, the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code), such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or GoHealth Holdings Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.10(a) (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. Federal income tax purposes) pursuant to this Section 7.10(b).

SECTION 7.11. Confidentiality. Each TRA Holder and each of its respective assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by Law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any other Person any confidential information, acquired pursuant to this Agreement, of the Corporation or its controlled Affiliates or their successors. This Section 7.11 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its controlled Affiliates, becomes public knowledge (except as a result of an act of any TRA Holder in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Holder to prosecute or defend claims arising under or relating to this Agreement and (iii) the disclosure of information to the extent necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the TRA Holders and each of their assignees (and each employee, representative or other agent of the TRA Holders or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the TRA Holders and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the TRA Holders relating to such tax treatment and tax structure. If a TRA Holder or an assignee commits, or threatens to commit, a breach of any of the provisions of this Section 7.11, the Corporation shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation or any of its controlled Affiliates and that money damages alone will not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at Law or in equity.

SECTION 7.12. Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a TRA Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder (or direct or indirect equity holders in such TRA Holder) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. Federal income tax purposes or would have other material adverse tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then, at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to the Corporation) and to the extent specified therein by such TRA Holder, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such TRA Holder, or may be amended in a manner reasonably determined by such TRA Holder; provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

SECTION 7.13. Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any TRA Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any TRA Holder exceeds the Maximum Rate, such TRA Holder may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

SECTION 7.14. Independent Nature of Rights and Obligations. The rights and obligations of each TRA Holder hereunder are several and not joint with the rights and obligations of any other Person. A TRA Holder shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Holder have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a TRA Holder hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

GOHEALTH, INC.

By:
Name:	Clinton P. Jones
Title:	Chief Executive Officer

GOHEALTH HOLDINGS:

GOHEALTH HOLDINGS, LLC

By:	GoHealth, Inc.
Its:	Managing Member

By:
Name:	Clinton P. Jones
Title:	Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

TRA HOLDERS:

CB BLIZZARD CO-INVEST HOLDINGS, L.P.
By: Centerbridge Associates III, L.P.
Its: General Partner

By: CCP III Cayman GP Ltd.
Its: General Partner

By:
Name:	Jeremy W. Gelber
Title:	Authorized Signatory

CCP III AIV VII HOLDINGS, L.P.
By: Centerbridge Associates III, L.P.
Its: General Partner

By: CCP III Cayman GP Ltd.
Its: General Partner

By:
Name:	Jeremy W. Gelber
Title:	Authorized Signatory

[Signature Page to Tax Receivable Agreement]

BLIZZARD AGGREGATOR, LLC

By: CCP III Cayman GP Ltd.
Its: Manager

By:
Name:	Jeremy W. Gelber
Title:	Authorized Signatory

BLIZZARD MANAGEMENT FEEDER, LLC

By: CCP III Cayman GP Ltd.
Its: Manager

By:
Name:	Jeremy W. Gelber
Title:	Authorized Signatory

[Signature Page to Tax Receivable Agreement]

NVX HOLDINGS, INC.

By:
Name:	Brandon M. Cruz
Title:	President

BCCJ, LLC

By:
Name:	Brandon M. Cruz
Title:	Manager

[Signature Page to Tax Receivable Agreement]

NORWEST EQUITY PARTNERS IX, LP

By: Itasca Partners IX, LLC
Its: General Partner

By: Norwest Venture Capital Management, Inc.
Its: Managing Member

By:
Name:	Timothy C. DeVries
Title:	Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

GREINER INVESTMENTS, LLC

By:
Name:	Jeffrey Greiner
Title:	President

[Signature Page to Tax Receivable Agreement]

OR GH I LLC

By:
Name:	Alexis Maged
Title:	Authorized Signatory

OR GH II LLC

By:
Name:	Alexis Maged
Title:	Authorized Signatory

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _______________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of July [ 🌑 ], 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among GoHealth, Inc., a Delaware corporation (the “Corporation”), GoHealth Holdings, LLC, a Delaware limited liability company (“GoHealth Holdings”), CB Blizzard Co-Invest Holdings, L.P., a Delaware limited partnership (“CB Blizzard”), CCP III AIV VII Holdings L.P., a Delaware limited partnership (“CCP III AIV”, and together with CB Blizzard, the “Blocker Shareholders”) and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.

Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a TRA Holder.

2.

Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Holder under the Tax Receivable Agreement, with all the rights, privileges and responsibilities of a party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW TRA HOLDER]

by
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

GOHEALTH, INC.

by
Name:
Title:

[Signature Page to Joinder Agreement]